Exhibit 99.1

        Magnetek Announces Fiscal 2007 Second-Quarter Results


    MENOMONEE FALLS, Wisc.--(BUSINESS WIRE)--Jan. 31, 2007--Magnetek, Inc. (NYSE:MAG) today reported its results for the second quarter of fiscal 2007, which ended on December 31, 2006(a).

    During the quarter, Magnetek implemented a major restructuring involving the divestiture of its power electronics business and relocation of its telecom power systems manufacturing operations, as well as substantial reductions in operating expenses. In connection with these actions the Company's second quarter results reflect restructuring and related costs that are not expected to recur in future periods.

    Also, the Company decided to retain its telecom systems business (previously classified as a discontinued operation); accordingly, current and prior periods reflect the results of this business in continuing operations.

    In the second quarter of fiscal 2007, the Company recorded revenue of $27.6 million, up 6% from $26.1 million in the second quarter of fiscal 2006. Gross profit amounted to $7.1 million (25.6% of sales) versus $7.9 million (30.4% of sales) in the corresponding period a year ago. The decline in gross profit was primarily due to the redeployment of the telecom power systems business involving costs associated with duplicate manufacturing facilities, production start-up inefficiencies, and inventory adjustments.

    Additionally, the Company recorded substantial costs for severance and stock compensation expense in connection with headcount reductions undertaken during the quarter. Charges also were taken for prepayment penalties and write-off of deferred financing costs in connection with the repayment of the Company's debt. As a result, Magnetek's continuing operations incurred a net loss of $4.6 million or $.15 per share in the fiscal 2007 second quarter, versus an after-tax loss from continuing operations of $1.6 million or $.05 per share in the prior-year second quarter.

    Discontinued operations, comprised mainly of the Company's power electronics business, which was not divested until late October, accounted for an additional $1.6 million or $.06 per share loss in the 2007 second quarter, culminating in a net loss of $6.2 million or $.21 per share, versus a net loss of $1.7 million or $.06 per share in the 2006 second quarter.

    Restructuring Impact

    Magnetek initiated its restructuring primarily to focus the Company on its most profitable and promising businesses and to secure the Company financially.

    Excluding restructuring-related costs and interest expense that management believes will not recur in the future, the Company's continuing operations would have been near break-even in the fiscal 2007 second quarter. Regarding its financial condition, divestiture proceeds received during the quarter were used to pay off the Company's bank debt, amounting to more than $27 million, and to make a $30-million contribution to its pension fund (a plan frozen in 2003), substantially reducing its future pension expense, while still retaining cash of approximately $30 million (including $22.6 million in restricted cash) to meet future needs.

    Magnetek's growth potential was best illustrated in the second quarter by sequential increases in Book-to-Bill ratio and Backlog. Book-to-Bill improved to 1.20:1 from 1.06:1 in the first fiscal quarter, resulting in a 28% jump in second-quarter Backlog. The increases were driven by an initial order for 60 large wind turbine power inverters, deliverable beginning in the September quarter. Should purchase options for additional wind inverters be exercised, management estimates that incremental revenues could total more than $60 million over the next five years.

    Management believes that the restructured Company can achieve double-digit growth in the years ahead, driven not only by power inverters for wind turbines and other alternative energy sources, but also by other new Magnetek products. These include high-speed elevator drive systems that regenerate energy to the power grid, radio remote controls for material handling, as well as mobile cell sites and back-up power systems for wireless communications.

    While many of these new products will not commence volume delivery until the first half of fiscal 2008, Magnetek management expects the Company to report positive earnings and cash flow on continuing revenue growth commencing with the second half of fiscal 2007.

    Company Webcasts

    This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek's fiscal 2007 second-quarter and first-half results. The conference call will be carried live and a replay of the call will be available on the "Investor Information" page of Magnetek's website: www.magnetek.com. A replay of the call also will be available through February 7 by phoning 617-801-6888 (passcode 98376322).

    Magnetek manufactures digital power and motion control systems used in material-handling, people-moving, communications and energy delivery. The Company operates manufacturing plants in Menomonee Falls, WI, Pittsburgh, PA and Mississauga, Ontario, Canada. The Company reported revenue of $102.2 million for its 2006 fiscal year, ended on July 2, 2006(a).

    (a) Magnetek's fiscal quarters end on the Sundays nearest
September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include operating, economic and market conditions, audit-related costs and findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                         Three months ended       Six months ended
                             (Unaudited)             (Unaudited)
                       ----------------------- -----------------------
                        (13 weeks)  (13 weeks)  (26 weeks)  (26 weeks)
                       December 31, January 1, December 31, January 1,
Results of Operations:    2006        2006        2006        2006
---------------------- ------------ ---------- ------------ ----------
Net sales              $    27,578  $  26,063  $    53,533  $  49,676
Cost of sales               20,519     18,136       39,054     34,463
---------------------- ------------ ---------- ------------ ----------
Gross profit                 7,059      7,927       14,479     15,213
Research and
 development(1)              1,588      1,310        2,807      2,479
Selling, general and
 administrative(1)           9,189      7,125       16,586     13,740
---------------------- ------------ ---------- ------------ ----------
Loss from operations        (3,718)      (508)      (4,914)    (1,006)
Interest income(2)            (905)      (106)      (1,193)      (132)
Interest expense(3)          1,057        808        2,133      1,261
Other expense(4)               325          -          325          -
---------------------- ------------ ---------- ------------ ----------
Loss from continuing
 operations before
 provision for income
 taxes                      (4,195)    (1,210)      (6,179)    (2,135)
Provision for income
 taxes                         373        345          649        679
---------------------- ------------ ---------- ------------ ----------
Loss from continuing
 operations                 (4,568)    (1,555)      (6,828)    (2,814)
Income (loss) from
 discontinued
 operations                 (1,647)      (170)      (2,581)        35
---------------------- ------------ ---------- ------------ ----------
Net loss               $    (6,215) $  (1,725) $    (9,409) $  (2,779)
---------------------- ------------ ---------- ------------ ----------

Per common share -
 basic and diluted:
---------------------- ------------ ---------- ------------ ----------
Loss from continuing
 operations            $     (0.15) $   (0.05) $     (0.23) $   (0.10)
Income (loss) from
 discontinued
 operations            $     (0.06) $   (0.01) $     (0.09) $    0.00
---------------------- ------------ ---------- ------------ ----------
Net loss per common
 share - basic and
 diluted               $     (0.21) $   (0.06) $     (0.32) $   (0.10)
---------------------- ------------ ---------- ------------ ----------

Weighted average
 shares outstanding:
 Basic                      29,264     28,890       29,138     28,888
 Diluted                    29,264     28,890       29,138     29,273


(1) Includes a $1.9 million charge for severance and a $1.1 million charge for stock compensation in periods ended December 31, 2006 for headcount reductions related to reorganization following the divestiture of the Company's power electronics business.

(2) Includes $0.3 million in interest income in periods ended December 31, 2006 related to a previous tax settlement.

(3) Includes $0.7 million in write-off of deferred financing assets related to early repayment of debt in periods ended December 31, 2006.

(4) Includes a $0.3 million prepayment penalty related to early repayment of debt in periods ended December 31, 2006.


                         Three months ended       Six months ended
                             (Unaudited)             (Unaudited)
                       ----------------------- -----------------------
                       December 31, January 1, December 31, January 1,
Other Data:               2006        2006        2006        2006
---------------------- ------------ ---------- ------------ ----------
Depreciation and
 amortization          $     1,166  $     429  $     1,701  $   1,081
Capital expenditures           232        316          275        419

                       December 31,
                          2006       July 2,
Balance Sheet Data:    (Unaudited)    2006
---------------------- ------------ ----------
Working capital
 (excluding current
 portion of LTD and
 assets and
 liabilities held for
 sale)                 $    16,475  $  12,163
Total assets               100,769    233,026
Total long-term debt
 (including current
 portion)                       37     27,455
Common stockholders'
 equity                     27,673     42,908


                            Magnetek, Inc.
                     Consolidated Balance Sheets
                           (in thousands )

                                        December 31,
                                           2006            July 2,
                                        (Unaudited)         2006
                                      ---------------- ---------------
Cash                                  $         7,276  $           96
Restricted cash                                22,602          22,602
Accounts receivable                            17,578          14,765
Inventories                                    12,676          13,134
Prepaid and other                               1,016             693
Assets held for sale                                -         140,549
                                      ---------------- ---------------
  Total current assets                         61,148         191,839

Property, plant & equipment, net                3,695           4,211
Goodwill                                       28,117          28,150
Other assets                                    7,809           8,826
                                      ---------------- ---------------
  Total assets                        $       100,769  $      233,026
                                      ================ ===============

Accounts payable                      $         9,831  $        7,862
Accrued liabilities                            12,240           8,663
Accrued arbitration award                      22,602          22,602
Liabilities held for sale                           -          75,933
Current portion of long-term debt                   -          27,412
                                      ---------------- ---------------
  Total current liabilities                    44,673         142,472

Long-term debt, net of current
 portion                                           37              43
Pension benefit obligations, net               25,827          45,494
Deferred income taxes                           2,559           2,109

Common stock                                      293             287
Additional paid-in capital                    132,459         129,473
Accumulated deficit                           (16,240)         (6,831)
Accumulated other comprehensive loss          (88,839)        (80,021)
                                      ---------------- ---------------
  Total stockholders' equity                   27,673          42,908

  Total liabilities and stockholders'
   equity                             $       100,769  $      233,026
                                      ================ ===============

    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             bmurray@magnetek.com